EXHIBIT 99.1

Alta Mesa Resources, Inc. Announces Operations Update and 2018 Guidance; 2017 Financial Results for Subsidiary Alta Mesa Holdings, LP

HOUSTON, March 29, 2018 (GLOBE NEWSWIRE) -- Alta Mesa Resources, Inc., (NASDAQ:AMR) (“Alta Mesa Resources”, the “Company” or “Alta Mesa”) today announced 2018 production and capex guidance estimates for its wholly owned subsidiaries, Alta Mesa Holdings, LP (“AMHLP”) and Kingfisher Midstream, LLC (“Kingfisher”). In addition, AMHLP reported its financial results for the fourth quarter and full year of 2017. A conference call to discuss these items is scheduled for today at 10 a.m. central time (888-347-8149). Prior to the call, a supplemental slide deck to be used on the call will be available in the investor relations portion of the Company’s website at www.altamesa.net.

  Alta Mesa’s total capital expenditures for 2018 are expected to range from $725 million to $800 million, including AMHLP STACK production facilities and Kingfisher midstream facilities (excluding acquisitions). Capital will be allocated primarily to AMHLP’s upstream STACK area, $550 million to $580 million, with the remaining balance being allocated to Kingfisher, $175 million to $220 million;

  AMHLP’s full-year 2017 STACK production was approximately 20.6 MBOE per day, a 58% increase over 2016 production of approximately 13.1 MBOE per day. Fourth quarter 2017 AMHLP STACK production was approximately 22.1 MBOE per day, a 47% increase over fourth quarter 2016 production of approximately 15.1 MBOE per day. AMHLP’s production in the STACK has grown at a five-year compound annual growth rate of over 80%;

  For 2018, AMHLP forecasts total STACK production to average 33 to 38 MBOE per day, representing an estimated year-over-year growth of 70% at the midpoint, compared to 2017 STACK production;

  AMHLP’s year-end 2017 Proved Reserves in the STACK were 176.2 MMBOE, an increase of 46.6 MMBOE, or 36% over year-end 2016;

  AMHLP drilled and completed 134 gross wells in the STACK in 2017, of which 37 gross wells were funded by the joint development agreement with Bayou City Energy;

  Kingfisher’s 2018 projected Net Income is expected to range between $81.2 million and $96.2 million and projected EBITDA is expected to range between $95 million and $110 million (based on consolidating financial statements), and capital expenditures are expected to range from $175 million to $215 million. EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information and Reconciliation.”

Hal Chappelle, Alta Mesa’s Chief Executive Officer, said, “2017 was a year of significant progress for our company marked by several important milestones that we believe has set us up for success in 2018 and beyond. We achieved year-over-year growth in our production, reserves and EBITDAX; we have de-risked our acreage with over 250 operated horizontal wells and a comprehensive scientific and engineering effort to begin systematic development with multi-well patterns. Creating Alta Mesa Resources with the upstream assets of Alta Mesa Holdings and midstream assets of Kingfisher, we believe we have a strong balance sheet that will allow us to execute on our vision for years to come.”

AMHLP Upstream STACK Play Activities

In AMHLP’s STACK play, the company has assembled a highly contiguous leasehold position of over 130,000 net acres. In the fourth quarter of 2017, AMHLP completed 36 horizontal wells in the Osage and Meramec formations. AMHLP had 43 horizontal wells in progress as of the end of the fourth quarter, 22 of which were on production subsequent to the end of the quarter. AMHLP currently has seven rigs operating in the STACK play, with a contracted eighth rig arriving in April and plans to maintain this level for the balance of 2018. In total, AMHLP plans to drill between 170 and 180 gross wells during the year. We expect drilling and completion costs on these wells to average $3.8 million and our type curve has been approximately 650 MBOE per well. Additionally, we are intending to deploy approximately $25 million in early 2018 to expand our fresh water supply system.

Kingfisher Midstream Activities

The initial Kingfisher 60 MMcf per plant has been operating at capacity since late 2017 and the 200 MMcf per day plant expansion is now mechanically complete, with the cryogenic plant operation set to begin in April. Once the expansion plant is fully operational, Kingfisher’s operated inlet capacity will be 260 MMcf per day, bringing the total system capacity to 350 MMcf per day when including the additional 90 MMcf per day of additional contracted offtake and processing capacity. In late 2017 and early 2018, drilling and completions by third party E&P operators under contract with Kingfisher slowed considerably. This slowdown in development by third party groups is reflected in the revised throughput estimates for 2018. Currently, Kingfisher has more than 300 miles of low-pressure crude and gas gathering lines, approximately 125 miles of high pressure gas transportation pipelines and a 50,000 barrel crude storage capacity with six truck loading LACTS along with three 90,000 gallon bullet tanks for NGL storage.

James Hackett, Alta Mesa Executive Chairman and Kingfisher Chief Operating Officer stated, “Despite the delays in volumes due to changes in third party drilling and completion schedules on dedicated acreage and a later closing of our merger, Kingfisher Midstream is well conceived to provide right-sized, scalable gas gathering and processing and market interface, and is situated to serve growing production in the STACK. 2017 saw Kingfisher Midstream establish and grow its service to producers. Acreage dedications and customer service, combined with differentiated access to interstate markets, are our fundamental strengths. We are building a strong management team for Kingfisher Midstream to both earn business, and to offer the market proven, experienced leadership for what we expect will be a separate public company.”

AMHLP Fourth Quarter and Full-Year 2017 Financial and Production Results

During the fourth quarter of 2017, AMHLP sold its Weeks Island field. Results of operations for Weeks Island field are reflected as discontinued operations in our consolidated financial statement for all periods presented. Operating revenues and expenses for all periods exclude discontinued operations in the Weeks Island field.

Net loss from continuing operations for the fourth quarter of 2017 was $40.8 million, compared to a net loss from continuing operations of $47.3 million for the fourth quarter of 2016. Net loss from continuing operations for full-year 2017 was $56.3 million, compared to net loss from continuing operations of $165.6 million for full-year 2016. Adjusted earnings from continuing operations before interest, income taxes, depreciation, depletion and amortization and exploration costs ("Adjusted EBITDAX") for the fourth quarter of 2017 was $41.0 million, compared to $33.1 million for the fourth quarter of 2016. Adjusted EBITDAX from continuing operations for full-year 2017 was $138.7 million compared to $146.3 million for full-year 2016. The change in adjusted EBITDAX between the annual periods is, in part, a result of lower average realized commodity prices, offset in part by increased production and decreased interest expense.  Adjusted EBITDAX is a Non-GAAP financial measure and is described in the attached table under “Non-GAAP Financial Information and Reconciliation.”

Total production volumes from continuing operations in the fourth quarter of 2017 totaled 2.3 MMBOE, or an average of 24.6 MBOE per day compared to 1.7 MMBOE or 18.6 MBOE per day in the fourth quarter of 2016. Total production volumes from continuing operations for full-year 2017 totaled 8.6 MMBOE, or an average of 23.5 MBOE per day, compared to 6.1 MMBOE or 16.6 MBOE per day for full-year 2016. The increase in production is primarily a result of the continued successful development of AMHLP’s STACK play in Kingfisher County, Oklahoma. Total production in 2017 was comprised of 49% oil, 35% natural gas and 16% natural gas liquids. AMHLP production for 2018 is expected to average between 33 and 38 MBOE per day.

Oil, natural gas and natural gas liquids revenue from continuing operations for the fourth quarter of 2017 totaled $85.5 million compared to $55.1 million in the fourth quarter of 2016. The change in revenues between the two periods was primarily due to the increase in oil, natural gas and natural gas liquids production, offset in part by the decrease in net realized commodity prices.

Realized prices for oil (including settlements of derivative contracts) for the fourth quarter of 2017 were $53.02 per barrel, compared to $52.50 per barrel in the fourth quarter of 2016. Realized prices for natural gas liquids (including settlements of derivative contracts) for the fourth quarter of 2017 were $26.28 per barrel compared to $19.61 per barrel in the fourth quarter of 2016. Realized prices for natural gas (including settlements of derivative contracts) in the fourth quarter 2017 were $3.69 per MCF, compared to $2.65 per MCF in the fourth quarter of 2016. Below is a table of average prices received by AMHLP, with and without the effect of derivative contract settlements.

Average Prices excluding derivative contract settlements	2017	2016
Oil (per Bbl)	$49.44	$40.54
Natural Gas (per Mcf)	2.63	2.20
Natural Gas Liquids (per Bbl)	24.36	16.38
Combined (per BOE)	33.52	26.74

Average Prices including derivative contract settlements	2017	2016
Oil (per Bbl)	$49.13	$68.96
Natural Gas (per Mcf)	3.01	2.69
Natural Gas Liquids (per Bbl)	23.31	16.04
Combined realized (per BOE)	34.00	41.31

AMHLP has an active hedging program. Currently, AMHLP had hedged approximately 45% of its forecasted production of proved developed producing reserves through 2020 at weighted average annual floor prices ranging from $50.00 per Bbl to $52.22 per Bbl for oil and from $2.80 MMbtu to $2.90 per MMBtu for natural gas.

Total production costs from continuing operations, which includes lease operating expense, marketing and transportation costs, production and ad valorem taxes and workover expenses, in the fourth quarter of 2017 were $27.1 million, or $11.99 per BOE, compared to $18.2 million, or $10.77 per BOE in the fourth quarter of 2016. For the full year 2017, production costs were $104.5 million, or $12.19 per BOE, compared to $66.9 million, or $10.99 per BOE for the full year 2016.

General and administrative costs from continuing operations in the fourth quarter of 2017 were $20.0 million, compared to $8.9 million in the fourth quarter of 2016. General and administrative cost in the fourth quarter of 2017 include non-recurring SPAC-IPO business combination expenses and non-cash bonus accruals offset by a decrease in settlement expense recorded in the third quarter 2017. When adjusted for these non-recurring, non-cash items, general and administrative costs for the fourth quarter of 2017 would have been $10.3 million. General and administrative expenses for full-year 2017 were $55.6 million compared to $41.8 million for full-year 2016.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 10:00 a.m., Central time, on Thursday, March 29, 2018. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time. The commentary and answers to questions will include forward-looking information. A webcast of the call and any related materials will be available on Alta Mesa Resources website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 844-512-2921 (toll free in US/Canada) or 412-317-6671 (International calls), and referencing Conference ID #10117607.

About Alta Mesa Resources, Inc.
Alta Mesa Resources, Inc. is an independent energy company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin in Oklahoma and provides midstream energy services, including crude oil and gas gathering, processing and marketing to producers in the STACK play region through Kingfisher Midstream, LLC.

Safe Harbor Statement and Disclaimer
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Alta Mesa Resources’ strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “may”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project,” the negative of such terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Alta Mesa Resources’ cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production, gathering and sale of oil, natural gas, and natural gas liquids. These risks include, but are not limited to: commodity price volatility, low prices for oil, natural gas and/or natural gas liquids, global economic conditions, inflation, increased operating costs, lack of availability of drilling and production equipment supplies, services and qualified personnel, processing volumes and pipeline throughput, uncertainties related to new technologies, geographical concentration of operations of our subsidiaries Alta Mesa Holdings, LP (“Alta Mesa”) and Kingfisher Midstream, LLC (“Kingfisher”), environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital,  Alta Mesa Resources’ ability to satisfy future cash obligations, restrictions in existing or future debt agreements of Alta Mesa or Kingfisher, the timing of development expenditures, managing growth and integration of acquisitions, failure to realize expected value creation from property acquisitions, title defects and limited control over non-operated properties, the Company’s ability to complete an initial public offering of the Kingfisher midstream business and the other risks described in the Company’s filings with the SEC. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates.  Sustained lower prices will cause the twelve-month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa’s reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa Resources’ actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Alta Mesa Resources may issue. Except as otherwise required by applicable law, Alta Mesa Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

FOR MORE INFORMATION CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2017	2016	2015

	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$206,026	$117,703	$130,015
Natural gas	47,583	29,510	26,445
Natural gas liquids	33,804	15,663	10,864
Other revenues	6,040	2,563	682
Total operating revenues	293,453	165,439	168,006
Gain (loss) on sale of assets	(27)	3,542	67,781
Gain on acquisitions of oil and natural gas properties	3,294	—	—
Gain (loss) on derivative contracts	8,287	(40,460)	124,141
Total operating revenues and other	305,007	128,521	359,928
OPERATING EXPENSES
Lease and plant operating expense	60,881	46,383	53,821
Marketing and transportation expense	30,521	12,853	3,139
Production and ad valorem taxes	7,228	4,168	6,307
Workover expense	5,873	3,540	5,200
Exploration expense	24,606	24,768	29,445
Depreciation, depletion, and amortization expense	94,499	64,981	78,008
Impairment expense	30,317	16,287	50,436
Accretion expense	1,143	1,259	1,272
General and administrative expense	55,565	41,758	44,454
Total operating expenses	310,633	215,997	272,082
INCOME (LOSS) FROM CONTINUING OPERATIONS	(5,626)	(87,476)	87,846
OTHER INCOME (EXPENSE)
Interest expense	(51,794)	(60,884)	(62,473)
Interest income	1,163	894	723
Loss on extinguishment of debt	—	(18,151)	—
Total other income (expense)	(50,631)	(78,141)	(61,750)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE STATE INCOME TAXES	(56,257)	(165,617)	26,096
Provision for (benefit from) state income taxes	6	(29)	562
INCOME (LOSS) FROM CONTINUING OPERATIONS	(56,263)	(165,588)	25,534
LOSS FROM DISCONTINUED OPERATIONS, net of state income taxes	(21,398)	(2,333)	(157,327)
NET LOSS	$(77,661)	$(167,921)	$(131,793)

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016

	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,721	$7,185
Restricted cash	1,269	433
Accounts receivable, net of allowance of $848 and $889, respectively	81,141	34,732
Other receivables	1,542	8,061
Receivables due from affiliate	790	8,883
Prepaid expenses and other current assets	2,932	3,986
Current assets — discontinued operations	—	2,879
Derivative financial instruments	216	83
Total current assets	91,611	66,242
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	951,475	632,229
Other property and equipment, net	8,913	9,731
Total property and equipment, net	960,388	641,960
OTHER ASSETS
Investment in LLC — cost	9,000	9,000
Deferred financing costs, net	1,787	3,029
Notes receivable due from affiliate	12,369	9,987
Deposits and other long-term assets	10,234	2,977
Noncurrent assets — discontinued operations	—	79,933
Derivative financial instruments	8	723
Total other assets	33,398	105,649
TOTAL ASSETS	$1,085,397	$813,851
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$178,371	$78,437
Accounts payable — related party	5,476	—
Advances from non-operators	5,502	4,058
Advances from related party	23,390	42,528
Asset retirement obligations	7,606	4,900
Current liabilities — discontinued operations	—	1,273
Derivative financial instruments	19,303	21,207
Total current liabilities	239,648	152,403
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	47,449	43,147
Long-term debt, net	607,440	529,905
Notes payable to founder	28,166	26,957
Noncurrent liabilities — discontinued operations	—	18,325
Derivative financial instruments	1,114	4,482
Other long-term liabilities	7,135	6,526
Total long-term liabilities	691,304	629,342
TOTAL LIABILITIES	930,952	781,745
Commitments and Contingencies
PARTNERS' CAPITAL	154,445	32,106
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$1,085,397	$813,851

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(77,661)	$(167,921)	$(131,793)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	111,539	92,901	143,969
Impairment expense	30,317	16,306	176,774
Accretion expense	2,095	2,174	2,076
Amortization of deferred financing costs	2,732	3,905	3,392
Amortization of debt discount	—	468	510
Dry hole expense	2,500	419	22,708
Expired leases	9,125	11,158	6,526
(Gain) loss on derivative contracts	(8,287)	40,460	(124,141)
Settlements of derivative contracts	4,117	88,689	106,949
Premium paid on derivatives contracts	(520)	—	—
Loss on extinguishment of debt	—	18,151	—
Interest converted into debt	1,209	1,209	1,208
Interest on notes receivable due from affiliate	(867)	(774)	(713)
(Gain) loss on sale of assets	22,179	(3,542)	(67,781)
Gain on acquisitions of oil and natural gas properties	(3,294)	—	—
Changes in assets and liabilities:
Accounts receivable	(43,530)	(10,500)	16,470
Other receivables	6,519	10,465	(10,288)
Receivables due from affiliate	218	45	(1,725)
Prepaid expenses and other non-current assets	(6,203)	(819)	(2,269)
Advances from related party	(19,138)	42,528	—
Settlement of asset retirement obligation	(6,409)	(2,125)	(1,794)
Accounts payable — related party	(2,170)	—	—
Accounts payable, accrued liabilities, and other liabilities	34,857	(11,493)	3,900
NET CASH PROVIDED BY OPERATING ACTIVITIES	59,328	131,704	143,978
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(313,961)	(214,061)	(223,604)
Acquisitions	(55,605)	(11,527)	(48,202)
Proceeds from sale of property	25,205	1,290	141,404
Notes receivable due from affiliate	(1,515)	—	—
NET CASH USED IN INVESTING ACTIVITIES	(345,876)	(224,298)	(130,402)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	373,065	222,557	252,500
Repayments of long-term debt	(296,622)	(333,935)	(295,020)
Repayments of senior secured term loan	—	(127,708)	—
Repurchase of senior notes due 2018	—	(459,391)	—
Proceeds from issuance of senior notes due 2024	—	500,000	—
Additions to deferred financing costs	(398)	(13,747)	(4,313)
Capital distributions	—	—	(3,810)
Capital contributions	207,875	303,462	20,000
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	283,920	91,238	(30,643)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,628)	(1,356)	(17,067)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	7,618	8,974	26,041
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, end of period	$4,990	$7,618	$8,974

*Non-GAAP Financial Information and Reconciliation
AMHLP Reconciliation of Net Loss to Adjusted EBITDAX. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income (loss) before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, gain (loss) on sale of assets and the non-cash portion of gain/loss on oil, natural gas and natural gas liquids derivative contracts. Alta Mesa’s management believes Adjusted EBITDAX is useful because it allows external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate our operating performance, compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure and because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures. Adjusted EBITDAX is not a measurement of Alta Mesa’s financial performance under GAAP, and should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa’s profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure. The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated (unaudited in thousands).

	Three Months Ended Dec 31,
	2017	2016
Net loss from continuing operations	$(40,757)	$(47,305)
Adjustments to net loss:
Benefit for income taxes	(279)	(136)
Interest expense	12,724	8,631
Loss on extinguishment of debt	-	18,151
Unrealized loss - oil & gas hedges	32,080	21,340
Exploration expense	5,011	9,414
Depreciation, depletion and amortization	27,081	20,479
Impairment expense	1,112	2,048
Accretion expense	405	325
Loss on sale of assets	3,627	180
Adjusted EBITDAX	$41,004	$33,127

	Twelve Months Ended Dec 31,
	2017	2016
Net loss from continuing operations	$(56,263)	$(165,588)
Adjustments to net loss:
Provision (benefit) for income taxes	6	(29)
Interest expense	51,794	60,884
Loss on extinguishment of debt	-	18,151
Unrealized loss (gain) - oil & gas hedges	(4,690)	129,149
Exploration expense	24,606	24,768
Depreciation, depletion and amortization	94,499	64,981
Impairment expense	30,317	16,287
Accretion expense	1,143	1,259
(Gain) on sale of assets	-	(3,542)
(Gain) on acquisition of oil and gas properties	(3,294)	-
Loss on sale of assets	27	-
Adjusted EBITDAX	$138,145	$146,320

Kingfisher Forward Looking Reconciliation of Net Income to EBITDA. EBITDA is a non-GAAP financial measure and as used herein represents net income (loss) before interest expense, tax expense, depreciation and amortization. Kingfisher’s management believes EBITDA is useful because it allows external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate our operating performance, compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure and because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures. EBITDA is not a measurement of Kingfisher’s financial performance under GAAP, and should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Kingfisher’s profitability or liquidity. In addition, other companies may calculate EBITDA differently than Kingfisher does, limiting its usefulness as a comparative measure. The following table sets forth a reconciliation of projected net income (loss) as determined in accordance with GAAP to EBITDA for the periods indicated (unaudited in thousands).

Kingfisher EBITDA (Non-GAAP Measure) Outlook	2018E Low	2018E High
Net Income	$81,200	$96,200
Interest	4,000	4,000
DD&A	9,800	9,800
EBITDA	$95,000	$110,000

Alta Mesa Resources Annual Guidance

Upstream - AMHLP	2018E

Drilling Activity
Average rigs	8
Gross well count	170 - 180
Net Volumes
Oil (BOPD)	18,000 - 21,000
Gas (MCFD)	58,000 - 68,000
NGL (BPD)	2,000
BOEPD	33,000 - 38,000
Differentials
Oil (% WTI)	95%
Gas (% NYMEX HH)	93%
Expenses
Total Operating Expenses	$135mm - $155mm
CAPEX
Non-Acquisition CAPEX	$550mm - $580mm

Midstream - Kingfisher	2018E

Processing Capacity
Cryogenic processing	260 MMcf/d
Processing Agreements	90 MMcf/d
Inlet Volumes
Alta Mesa	90 - 100 MMcf/d
Third Parties	50 - 70 MMcf/d
Average Rig count
Alta Mesa	8
Third Parties	5 - 15
Operating Expenses
Operating Cost ($/MMbtu)	$0.20 - $0.25 per MMbtu
G&A	$5-$6mm
CAPEX
Total Capex	$175 - $220mm
Plant construction	$25 - $45mm
Existing area well connects and compression	$70 - $80mm
Expansion area well connects and compression	$70 - $80mm
Crude Gathering	$12 - $15mm
EBITDA	$95 - $110mm